Exhibit 10.3

Execution Version

GENERAL SECURITY AGREEMENT

THIS GENERAL SECURITY AGREEMENT (as supplemented, modified, reviewed, extended or restated from time to time, this “Agreement”), dated as of March 30, 2026, is made by and between PERFECT MOMENT LTD., a Delaware corporation (the “Borrower”), PERFECT MOMENT USA INC., a Delaware corporation (“PMUSA)”, with the Borrower, from time to time referred to herein collectively, jointly and severally, as the “Grantors” and each, individually, as a “Grantor”), and X3 HIGHER MOMENT FUND LLC, as Administrative Agent for the Lenders, as defined in the Loan Agreement referred to below (together with endorsees, successors and assigns, in such capacity, the “Secured Party”).

R E C I T A L S:

A. The Lenders have agreed to extend credit to the Borrower pursuant to the terms of that certain Loan Agreement dated of even date herewith among the Borrower, the Guarantors (as defined therein) party thereto, the lenders from time to time party thereto (the “Lenders”) and the Secured Party, as Administrative Agent (such agreement as it may be amended, restated, or otherwise modified from time to time is referred to herein as the “Loan Agreement”).

B. The execution and delivery of this Agreement is required by the Loan Agreement as a condition to the effectiveness of the Loan Agreement and the making of extensions of credit thereunder.

C. Terms defined in the Loan Agreement, and not otherwise defined herein, are used herein with their meanings as set forth in the Loan Agreement.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the adequacy, receipt, and sufficiency of which are hereby acknowledged, and in order to induce the Lenders to make the Loans pursuant to the Loan Agreement, the parties hereto hereby agree as follows:

ARTICLE I
Definitions

Section 1.1. Definitions. As used in this Agreement, the following terms have the following meanings:

“Account” means any “account,” as such term is defined in Article 9 of the UCC, now owned or hereafter acquired by each Grantor, and, including, without limitation, each of the following, whether now owned or hereafter acquired by each Grantor: (a) all rights to payment for goods sold or leased, services rendered or the license of intellectual property, whether or not earned by performance; (b) all accounts receivable; (c) all rights to receive any payment of money or other form of consideration; (d) all security pledged, assigned, or granted to or held by such Grantor to secure any of the foregoing; (e) all guaranties of, or indemnifications with respect to, any of the foregoing; (f) all rights of such Grantor as an unpaid seller of goods or services, including, but not limited to, all rights of stoppage in transit, replevin, reclamation, and resale; (g) all rights to brokerage commissions; and (h) all Supporting Obligations, including any applicable Letter of Credit Rights.

“Account Debtor” means any Person who is or may become obligated to any Grantor under, with respect to or on account of an Account.

“Chattel Paper” means any “chattel paper,” as such term is defined in Article 9 of the UCC, whether tangible or electronic, now owned or hereafter acquired by any Grantor.

“Collateral” has the meaning specified in Section 2.1 of this Agreement.

“Collateral Locations” has the meaning specified in Section 3.1 of this Agreement.

“Deposit Accounts” means any “deposit account” as such term is defined in Article 9 of the UCC, located in the United States and now owned or hereafter acquired by any Grantor, including, without limitation, any and all deposit accounts, certificates of deposit, or other bank accounts now owned or hereafter acquired or opened by any Grantor, and any account which is a replacement or substitute for any of such accounts.

“Document” means any “document,” as such term is defined in Article 9 of the UCC, now owned or hereafter acquired by any Grantor, including, without limitation, all documents of title and all receipts covering, evidencing, or representing goods now owned or hereafter acquired by any Grantor.

“Equipment” means any “equipment,” as such term is defined in Article 9 of the UCC, now owned or hereafter acquired by any Grantor and, including, without limitation, all machinery, furniture, trailers, rolling stock, vessels, aircraft, and vehicles now owned or hereafter acquired by any Grantor and any and all additions, substitutions, and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment, and accessories installed thereon or affixed thereto.

“Excluded Accounts” means (a) Deposit Accounts the balance of which consists exclusively of (i) withheld income taxes and federal, state, provincial, territorial or local employment taxes and (ii) funds held by any Grantor for (A) any director, officer or employee of any Grantor or its Subsidiaries, (B) any employee benefit plan maintained by any Grantor or its Subsidiaries or (C) deferred compensation for the directors and employees of any Grantor or its Subsidiaries, (b) any Deposit Account of a Grantor that is used by such Grantor solely as payroll accounts and accounts dedicated to the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of any Grantor and its Subsidiaries, (c) zero balance accounts, (d) escrow accounts, (e) fiduciary or trust accounts holding funds solely for the benefit of third parties, and (f) Deposit Accounts or Securities Accounts the daily balance in which does not at any time exceed $50,000 for any such account or $150,000 for all such accounts.

“Financial Assets” means any “financial asset,” as such term is defined in Article 8 of the UCC, now owned or hereafter acquired by any Grantor.

“Fixtures” means any “fixtures,” as such term is defined in Article 9 of the UCC, now owned or hereafter acquired by any Grantor and including, without limitation, all plant fixtures, business fixtures, other fixtures, and storage office facilities, wherever located, and all additions and accessions thereto and replacements therefor.

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“General Intangibles” means all “general intangibles,” as such term is defined in Article 9 of the UCC, now owned or hereafter acquired by any Grantor (including, without limitation, all Payment Intangibles (as that term is defined in the UCC) and software, company records (paper and electronic), correspondence, credit files, records and other documents, computer programs, computer software, computer tapes and cards and other paper and documents in the possession or control of any Grantor or in the possession or control of any affiliate or computer service bureau, and all contract rights, claims, choses in action, bank balances, judgments, rights as lessee under any and all leases of personal property, rights and/or claims to tax refunds and other claims and rights to monies or property, warranties, all deposit accounts, all Intellectual Property Collateral, and all other general intangibles of every kind, type or description).

“Instrument” means any “instrument,” as such term is defined in Article 9 of the UCC, now owned or hereafter acquired by any Grantor, and including, without limitation, all promissory notes, drafts, checks, bills of exchange, and trade acceptances, whether now owned or hereafter acquired by any Grantor.

“Intellectual Property Collateral” means the following properties and assets, domestic or foreign owned or held by the Grantor or in which the Grantor otherwise has any interest: (i) all copyrights, patents, trademarks, service marks and trade names (and all applications therefor, and continuations, reissues, extensions and renewals thereof); (ii) all trade secrets, inventions, mask works, internet websites, internet domain names and associated URL addresses, software, know-how, methods and processes; (iii) all licenses relating to any of the foregoing to which the Grantor is the licensee and all income and royalties with respect to any licenses relating to any of the foregoing to which the Grantor is the licensor; (iv) all goodwill associated with any of the foregoing; (v) all rights to sue for past, present and future infringement of any of the foregoing and other rights claims and demands with respect thereto; and (vi) all other proprietary rights, all other intellectual or other similar property and all other general intangibles associated with or arising out of any of the foregoing and not otherwise described above.

“Intellectual Property Security Agreement” means each Patent Security Agreement, each Trademark Security Agreement, each Copyright Security Agreement or any amendment thereto, in form and substance reasonably satisfactory to the Secured Party, supplementary to this Agreement and prepared for purposes of recordation with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as applicable.

“Intercompany Claims” means any and all rights of any Grantor now existing or hereafter arising in respect of loans, advances or other claims owed to such Grantor by any other Loan Party.

“Inventory” means any “inventory,” as such term is defined in Article 9 of the UCC, now owned or hereafter acquired by any Grantor, and including, without limitation, each of the following, whether now owned or hereafter acquired by any Grantor: (a) all goods and other personal property that are held for sale or lease or to be furnished under any contract of service; (b) all raw materials, work-in-process, finished goods, inventory, supplies, and materials; (c) all wrapping, packaging, advertising, and shipping materials; (d) all goods that have been returned to, repossessed by, or stopped in transit by any Grantor; and (e) all Documents evidencing any of the foregoing.

“Investment Property” means any “investment property” as such term is defined in Article 9 of the UCC, now owned or hereafter acquired by any Grantor, and including, without limitation, each of the following, whether now owned or hereafter acquired: (a) any security, whether certificated or uncertificated; (b) any security entitlement; (c) any securities account; (d) any commodity contract; and (e) any commodity account.

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“Letter of Credit Rights” means “letter of credit rights” as such term is defined in Article 9 of the UCC, now owned or hereafter acquired by any Grantor.

“Obligations” shall mean all Obligations (as defined in the Loan Agreement) and all charges and expenses of enforcement or collection of such Obligations incurred by the Secured Party, including court costs, and reasonable attorneys’ fees.

“Payment Intangibles” means “payment intangibles” as such term is defined in Article 9 of the UCC, now owned or hereafter acquired by any Grantor.

“Proceeds” means any “proceeds,” as such term is defined in Article 9 of the UCC and including, without limitation, (a) any and all proceeds of any insurance, indemnity, warranty, or guaranty payable to any Grantor from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure, or forfeiture of all or any part of the Collateral by any governmental authority (or any Person acting, or purporting to act, for or on behalf of any governmental authority), and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Securities Act” has the meaning specified in Section 6.2 of this Agreement.

“Supporting Obligations” means “supporting obligations” as such term is defined in Article 9 of the UCC, now owned or hereafter acquired by any Grantor.

“UCC” means the Uniform Commercial Code (or any successor statute), as adopted and in force in the State of New York or, when the laws of any other state govern the method or manner of the perfection or enforcement of any of the Collateral, the Uniform Commercial Code (or any successor statute) of such state.

Section 1.2. Other Definitional Provisions. References to “Sections,” “subsections,” “Exhibits,” and “Schedules” shall be to Sections, subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. All references to statutes and regulations shall include any amendments of the same and any successor statutes and regulations. References to particular sections of the UCC should be read to refer also to parallel sections of the Uniform Commercial Code as enacted in each state or other jurisdiction where any portion of the Collateral is or may be located. Terms used herein, which are defined in the UCC, unless otherwise defined herein or in the Loan Agreement, shall have the meanings determined in accordance with the UCC.

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ARTICLE II
Security Interest

Section 2.1. Security Interest. In consideration of and in order to secure the fulfillment, satisfaction, payment and performance of all of the Obligations (whether at stated maturity, by acceleration, or otherwise), each Grantor hereby pledges and assigns to the Secured Party, its successors and assigns, and grants to the Secured Party, its successors and assigns a continuing lien on and security interest in, all of such Grantor’s right, title, and interest in and to the following, whether now owned or hereafter arising or acquired and wherever located (collectively, the “Collateral”):

(a) all Accounts;

(b) all Chattel Paper;

(c) all Instruments, including, without limitation, or in addition, all instruments evidencing Intercompany Claims, and all interest, cash, and other property from time to time received, receivable, or otherwise distributed or distributable in respect of or in exchange for any or all of such Instruments;

(d) all General Intangibles;

(e) all Documents;

(f) all Equipment;

(g) all Fixtures;

(h) all Inventory;

(i) all Financial Assets and Investment Property;

(j) all of such Grantor’s Deposit Accounts and all funds, certificates, Documents, Instruments, checks, drafts, wire transfer receipts, and other earnings, profits, or other Proceeds from time to time representing, evidencing, deposited into, or held in the Deposit Accounts;

(k) all Payment Intangibles;

(l) all Supporting Obligations;

(m) all Letter of Credit Rights;

(n) all money and cash equivalents;

(o) all Intercompany Claims;

(p) all other Goods (as defined in the UCC) and personal property of such Grantor, whether tangible or intangible and wherever located; and

(q) all products and Proceeds, in cash or otherwise, of any of the property described in the foregoing clauses (a) through (p).

Notwithstanding the foregoing, the Collateral shall in no event include (i) any asset or property if and for so long as the grant of a security interest therein is prohibited by, or constitutes a breach or default under, the terms thereof or applicable law or results in the termination of or requires any consent not obtained under applicable law; (ii) any intent-to-use trademark application during the period in which the grant of a security interest would impair the validity or enforceability of, or render void or result in the cancellation of, such intent-to-use trademark application under applicable law; (iii) motor vehicles or other assets in which a security interest may be perfected only through compliance with a certificate of title statute; or (iv) any Excluded Accounts.

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Section 2.2. Grantors Remain Liable. Notwithstanding anything to the contrary contained herein, (a) the Grantors shall remain liable under the documentation included in the Collateral to the extent set forth therein to perform all of their respective duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Secured Party of any of its rights or remedies hereunder shall not release any Grantor from any duties or obligations under such documentation, (c) the Secured Party shall not have any obligation under any of such documentation included in the Collateral by reason of this Agreement, and (d) the Secured Party shall not be obligated to perform any of the obligations of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 2.3. Set-Off. In addition to the rights and security interest elsewhere herein set forth, the Secured Party may, at its option at any time(s) after the occurrence of an Event of Default and during the continuation thereof, and with respect to any Grantor, appropriate and apply to the payment or reduction, either in whole or in part, of the amount owing on any one or more of the Obligations, whether or not then due, any and all moneys now or hereafter on deposit in a Deposit Account maintained with the Secured Party or otherwise to the credit of or belonging to any Grantor in such Deposit Account, it being understood and agreed that the Secured Party shall not be obligated to assert or enforce any rights or security interest hereunder or to take any action in reference thereto, and that the Secured Party may in its discretion at any time(s) relinquish its rights as to particular Collateral hereunder without thereby affecting or invalidating the Secured Party’s rights hereunder as to all or any other Collateral hereinbefore referred to.

Section 2.4. Intellectual Property Collateral. The applicable Grantor shall execute and deliver to the Secured Party, concurrently with the execution of this Agreement, such Intellectual Property Security Agreements as the Bank may reasonably request in respect of such Intellectual Property Collateral of such Grantor as is registered with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as applicable.

ARTICLE III
Representations and Warranties

To induce the Secured Party to enter into this Agreement and the Loan Agreement, each Grantor represents and warrants as follows:

Section 3.1. Location of Equipment, Fixtures, and Inventory; Third Parties in Possession. On the date hereof, all of the Equipment, Fixtures, Inventory and other tangible Collateral are located at the places specified or referred to in Schedule 3.1 (such places being referred to herein as the “Collateral Locations”). Schedule 3.1 correctly identifies the landlord of each premises that each Grantor leases (or the mortgagee of premises that each Grantor owns) with respect to each location identified in Schedule 3.1. Except for the Persons identified or referred to on Schedule 3.1, no Person other than the Grantors and the Secured Party has possession of any of the Collateral.

Section 3.2. Office Locations; Fictitious Names; Tax I.D. Number. On the date hereof, the principal place of business and the chief executive office of each Grantor is identified on Schedule 3.2. Schedule 3.2 also sets forth all other places where each Grantor keeps its books and records and all other locations where each Grantor has a place of business. No Grantor does business, or has done business during the past five (5) years, under any trade-name or fictitious business name except as disclosed on Schedule 3.2. Each Grantor’s United States Federal Income Tax Identification Number is set forth on Schedule 3.2.

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Section 3.3. Name and Jurisdiction of Organization. The exact legal name of each Grantor and the state of incorporation or organization for each Grantor is as set forth as set forth on Schedule 3.3.

Section 3.4. [Reserved].

Section 3.5. Benefit. The value of the consideration received and to be received by the Grantors as a result of the Loan Parties, the Lenders and the Secured Party entering into the Loan Agreement and the Grantors executing and delivering this Agreement and the other Loan Documents to which they are a party is reasonably worth at least as much as its liabilities and obligations hereunder and thereunder, and such liabilities and obligations and the Loan Agreement have benefited and may reasonably be expected to benefit each Grantor directly or indirectly.

Section 3.6. Ownership; No Encumbrances. Except for the security interest (and pledges and assignments as applicable) granted hereby and the Permitted Encumbrances, a Grantor is, and as to any property acquired after the date hereof which is included within the Collateral, a Grantor will be, the owner of all Collateral free and clear from all charges, Liens, security interests, adverse claims and encumbrances of any and every nature whatsoever.

Section 3.7. Business Purpose. None of the Obligations is a Consumer Transaction, as defined in the UCC, and none of the Collateral has been or will be purchased or held primarily for personal, family or household purposes.

Section 3.8. Intellectual Property Collateral. As of the date hereof, the Grantors do not own any Intellectual Property Collateral which is registered or is the subject of an application for registration with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as applicable, except as set forth in Schedule 3.8.

ARTICLE IV
Covenants

Each Grantor, jointly and severally, covenants and agrees that, as long as the Obligations or any part thereof are outstanding, or any amount payable under the Notes, the Loan Agreement or any other Loan Document remains unpaid, it will perform and observe each of the following covenants:

Section 4.1. Accounts. Subject to the following sentence, each Grantor shall exercise commercially reasonable efforts, to collect or cause to be collected from each Account Debtor under its Accounts, as and when due, any and all amounts owing under such Accounts. Without the prior written consent of the Secured Party, which consent shall not be unreasonably withheld, conditioned or delayed, each Grantor shall not, except (x) when doing so is in its reasonable business judgement or (y) in the ordinary course of its business, (a) grant any extension of time for any payment with respect to any of the Accounts, (b) compromise, compound, or settle any of the Accounts for less than the full amount thereof, (c) release, in whole or in part, any Person liable for payment of any of the Accounts, (d) allow any credit or discount for payment with respect to any Account, or (e) release any Lien or guaranty securing any Account unless the Account has been paid in full.

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Section 4.2. Further Assurances; Exceptions to Perfection. At any time and from time to time, upon the reasonable request of the Secured Party, each Grantor shall promptly execute and deliver all such further agreements, documents, and instruments and take such further action as the Secured Party may reasonably deem necessary or appropriate (i) to preserve and perfect its security interest in the Collateral and carry out the provisions and purposes of this Agreement, at Secured Party’s sole expense or (ii) to enable the Secured Party to exercise and enforce its rights and remedies hereunder with respect to any of the Collateral, at Grantor’s sole expense. Without limiting the generality of the foregoing, each Grantor shall upon request by the Secured Party (a) execute and deliver to the Secured Party such financing statements as the Secured Party may from time to time require, (b) take such action as the Secured Party may request to permit the Secured Party to have control over any Investment Property or any Deposit Account, (c) deliver to the Secured Party all Collateral other than Cash, the possession of which is necessary to perfect the security interest therein, duly endorsed and/or accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Secured Party; except that, other than after the occurrence of and during the continuance of an Event of Default, such Grantor may: (i) retain for collection in the ordinary course of business Proceeds of Accounts received; (ii) retain any letters of credit; (iii) retain and utilize all dividends and interest paid in respect of Investment Property; and (iv) retain any Documents received and further negotiated, (d) deliver any and all certificates of title, applications for title or similar evidence of ownership of Equipment and cause the Secured Party to be named as lienholder thereon, and (e) execute and deliver to the Secured Party such other agreements, documents, and instruments as the Secured Party may reasonably require to perfect and maintain the validity, effectiveness, and priority of the Liens intended to be created by this Agreement or any other Loan Document.

Section 4.3. Third Parties in Possession of Collateral. Except as described in Schedule 3.1, a Grantor shall not permit any third Person (including any warehouseman, bailee, agent, consignee, or processor) other than the Secured Party to hold any Collateral with value in excess of $100,000.00, unless such Grantor shall: (i) notify such third Person of the security interests created hereby; (ii) instruct such Person to hold all such Collateral for the Secured Party’s account subject to the Secured Party’s instructions; and (iii) take all other actions the Secured Party reasonably deems necessary to perfect and protect its and such Grantor’s interests in such Collateral pursuant to the requirements of the UCC of the applicable jurisdiction where such warehouseman, bailee, consignee, agent, processor, or other third Person is located (including the filing of financing statements in the proper jurisdictions naming the applicable third Person as debtor and the applicable Grantor as secured party before the third Person receives possession of the Collateral in question).

Section 4.4. Corporate Changes. No Grantor shall change its name, identity, corporate structure, or its United States Tax Identification Number in any manner that might make any financing statement filed in connection with this Agreement seriously misleading unless such Grantor shall have given the Secured Party not less than thirty (30) days’ (or such shorter notice period as shall be reasonably satisfactory to the Secured Party) prior written notice thereof. After providing such written notice Grantor shall take all actions reasonably requested by the Secured Party to protect its Liens with the perfection and priority thereof required by the Loan Documents. No Grantor shall change its principal place of business, chief executive office, or the place where it keeps its books and records as specified on Schedule 3.2, unless it shall have given the Secured Party prior written notice thereof. After providing such written notice Grantor shall take all actions reasonably requested by the Secured Party to cause its security interest in the Collateral to be perfected with the priority required by the Loan Documents.

Section 4.5. Location of Collateral; Landlord Waivers. Each Grantor shall keep all of its Equipment, Fixtures, Inventory and other tangible Collateral with value in excess of $100,000.00,at the Collateral Locations specified on Schedule 3.1, and shall not locate any Equipment, Fixtures, Inventory or other tangible Collateral with value in excess of $100,000.00, at any location other than the Collateral Locations without at least thirty (30) days’ prior written notice to the Secured Party. If any of the foregoing Collateral or any records concerning any of the Collateral are at any time to be located on premises leased by any Grantor or on premises owned by any Grantor subject to a mortgage or other lien, such Grantor shall so notify the Secured Party and shall, if requested by the Secured Party, obtain and deliver or cause to be delivered to the Secured Party, an agreement, in form and substance reasonably satisfactory to the Secured Party, waiving the landlord’s or mortgagee’s or lienholder’s right to enforce any claim against such Grantor for monies due under the landlord’s lien, mortgage or other lien by levy or distraint or other similar proceedings against such Collateral or records concerning the Collateral and assuring the Secured Party’s ability to have access to such Collateral and/or records in order to exercise its right hereunder to take possession thereof.

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Section 4.6. Warehouse Receipts Non-Negotiable. Each Grantor agrees that if any warehouse receipt or receipt in the nature of a warehouse receipt is issued in respect of any portion of the Collateral, such warehouse receipt or receipt in the nature thereof shall not be “negotiable” (as such term is used in Section 7-104 of the UCC) unless such warehouse receipt or receipt in the nature thereof is delivered to the Secured Party.

Section 4.7. Maintenance of Insurance. Each Grantor shall maintain, or cause to be maintained, insurance as required under the Loan Agreement. The Grantors will pay all premiums on the insurance referred to herein as and when they become due and shall do all things necessary to maintain the insurance in effect as required under the Loan Agreement. If any Grantor shall fail to insure the Collateral as required under the Loan Agreement, then the Secured Party shall have the right (but not the obligation), after reasonable notice to such Grantor, to procure such insurance and to charge the costs of same to the Grantors, which costs shall be added to and become a part of the unpaid principal amount of the Obligations and shall be secured by the Collateral. The proceeds of all such insurance, if any loss should occur, shall be applied or used in the manner provided in the Loan Agreement. Each Grantor hereby appoints (which appointment constitutes a power coupled with an interest and is irrevocable as long as any of the Obligations remain outstanding) the Secured Party as its lawful attorney-in-fact, effective after the occurrence of an Event of Default and during the continuation thereof, with full authority to make, adjust, settle claims under and/or cancel such insurance and to endorse such Grantor’s name on any instruments or drafts issued by or upon any insurance companies.

Section 4.8. Control Agreements. Subject to Section 6.35 of the Loan Agreement, each Grantor will obtain and deliver or cause to be delivered to the Secured Party a control agreement in form and substance satisfactory to the Secured Party with respect to the following Collateral: (i) Deposit Accounts; (ii) Investment Property (for securities accounts, mutual funds and other uncertificated securities); (iii) Letter of Credit Rights; and/or (iv) electronic Chattel Paper.

Section 4.9. Marking of Chattel Paper. If requested by the Secured Party, each Grantor will not create any Chattel Paper without placing a legend on the Chattel Paper reasonably acceptable to the Secured Party indicating that the Secured Party has a security interest in the Chattel Paper.

Section 4.10. Financing Statements. Each Grantor hereby irrevocably authorizes the Secured Party at any time and from time to time to file in any relevant jurisdiction any initial financing statements with respect to the Collateral or any part thereof and amendments thereto that contain the information required by the UCC of each applicable jurisdiction for the filing of any financing statement or amendment, including (i) whether the Grantor is an organization, the type of organization and any organizational identification number issued to the Grantor, and (ii) a description of collateral that describes such property in any other manner as the Secured Party may reasonably determine is necessary or advisable to ensure the perfection of the security interest in the Collateral granted under this Agreement, including describing such property as “all assets” or “all property”. Each Grantor agrees to provide such information to the Secured Party promptly upon request. Each Grantor agrees to reimburse the Secured Party for the expense of any such filings in any location deemed necessary and appropriate by the Secured Party. To the extent lawful, each Grantor hereby appoints the Secured Party as its attorney-in-fact (without requiring the Secured Party to act as such) to perform all other acts that the Secured Party deems appropriate to perfect and continue its security interest in, and to protect and preserve, the Collateral.

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Section 4.11. Intellectual Property Collateral. No later than the date that the Compliance Certificate is delivered for the fiscal quarter with respect to which new Intellectual Property Collateral which such Grantor intends to register with the U.S. Copyright Office or the U.S. Patent and Trademark Office is acquired, such Grantor will give the Secured Party notice of such new Intellectual Property Collateral.

ARTICLE V
RIGHTS OF THE SECURED PARTY

Section 5.1. Power of Attorney. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH GRANTOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS THE SECURED PARTY AND ANY OFFICER OR AGENT THEREOF, WITH FULL POWER OF SUBSTITUTION, AS ITS TRUE AND LAWFUL ATTORNEY-IN-FACT WITH FULL IRREVOCABLE POWER AND AUTHORITY IN THE NAME OF SUCH GRANTOR OR IN ITS OWN NAME, TO TAKE, AFTER THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, ANY AND ALL ACTIONS AND TO EXECUTE ANY AND ALL DOCUMENTS AND INSTRUMENTS WHICH THE SECURED PARTY AT ANY TIME AND FROM TIME TO TIME DEEMS NECESSARY TO ACCOMPLISH THE PURPOSES OF THIS AGREEMENT AND, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH GRANTOR HEREBY GIVES THE SECURED PARTY THE POWER AND RIGHT ON BEHALF OF SUCH GRANTOR AND IN ITS OWN NAME TO DO ANY OF THE FOLLOWING AFTER THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, WITHOUT NOTICE TO, OR THE CONSENT OF, SUCH GRANTOR:

(a) to demand, sue for, collect, or receive, in the name of such Grantor or in the Secured Party’s own name, any money or property at any time payable or receivable on account of or in exchange for any of the Collateral and, in connection therewith, endorse checks, notes, drafts, acceptances, money orders, documents of title, or any other instruments for the payment of money under the Collateral or any policy of insurance;

(b) to pay or discharge taxes, Liens, or other encumbrances levied or placed on or threatened against the Collateral;

(c) except to the extent it interferes with the rights of the Secured Party, to notify post office authorities to change the address for delivery of such Grantor’s mail to an address designated by the Secured Party and to receive, open and dispose of mail addressed to such Grantor, and the Secured Party shall use commercially reasonable efforts to forward to such Grantor that mail which is not related to the Collateral; and

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(d) (i) to direct Account Debtors and any other parties liable for any payment under any of the Collateral to make payment of any and all monies due and to become due thereunder directly to the Secured Party or as the Secured Party shall direct (and each Grantor agrees that if any Proceeds of any Collateral (including payments made in respect of Accounts) shall be received by such Grantor while an Event of Default exists, such Grantor shall promptly deliver such Proceeds to the Secured Party with any necessary endorsements, and until such Proceeds are delivered to the Secured Party, such Proceeds shall be held in trust by such Grantor for the benefit of the Secured Party and shall not be commingled with any other funds or property of such Grantor); (ii) to receive payment of and receipt for any and all monies, claims and other amounts due and to become due at any time in respect of or arising out of any Collateral; (iii) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, proxies, stock powers, verifications, and notices in connection with accounts and other documents relating to the Collateral; (iv) to commence and prosecute any suit, action, or proceeding at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (v) to defend any suit, action, or proceeding brought against any Grantor with respect to any Collateral; (vi) to settle, compromise, or adjust any suit, action, or proceeding described above and, in connection therewith, to give such discharges or releases as the Secured Party may deem appropriate; (vii) to exchange any of the Collateral for other property upon any merger, consolidation, reorganization, recapitalization, or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Collateral with any committee, depositary, transfer agent, registrar, or other designated agency upon such terms as the Secured Party may determine; (viii) to add or release any guarantor, indorser, surety, or other party to any of the Collateral; (ix) to renew, extend, or otherwise change the terms and conditions of any of the Collateral; (x) to make, settle, compromise, or adjust any claims under or pertaining to any of the Collateral (including claims under any policy of insurance); and (xi) to sell, transfer, pledge, convey, make any agreement with respect to, or otherwise deal with any of the Collateral as fully and completely as though the Secured Party were the absolute owner thereof for all purposes, and to do, at the Secured Party’s option and Grantors’ expense, at any time, or from time to time, all acts and things which the Secured Party deems necessary to protect, preserve, maintain, or realize upon the Collateral and the Secured Party’s security interest therein.

THIS POWER OF ATTORNEY IS A POWER COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH SECTION 7.11 HEREOF. The Secured Party shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges, and options expressly or implicitly granted to the Secured Party in this Agreement, and shall not be liable for any failure to do so or any delay in doing so. Neither the Secured Party nor any Person designated by the Secured Party shall be liable for any act or omission or for any error of judgment or any mistake of fact or law, except any of the same resulting from its gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. This power of attorney is conferred on the Secured Party solely to protect, preserve, maintain, and realize upon its security interest in the Collateral. The Secured Party shall not be responsible for any decline in the value of the Collateral and shall not be required to take any steps to preserve rights against prior parties or to protect, preserve, or maintain any Lien given to secure the Collateral.

Section 5.2. Assignment by the Secured Party. The Secured Party may at any time assign or otherwise transfer all or any portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, the Obligations) to any other Person, to the extent permitted by, and upon the conditions contained in, the Loan Agreement, and such Person shall thereupon become vested with all the benefits thereof granted to the Secured Party herein or otherwise.

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Section 5.3. Possession; Reasonable Care. The Secured Party may, from time to time, in its sole discretion, appoint one or more agents to hold physical custody, for the account of the Secured Party, of any or all of the Collateral that the Secured Party has a right to possess. The Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Secured Party accords its own property, it being understood that the Secured Party shall not have any responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders, or other matters relative to any Collateral, whether or not the Secured Party has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against any parties with respect to any Collateral.

ARTICLE VI
Default

Section 6.1. Rights and Remedies. If an Event of Default shall have occurred and be continuing beyond any applicable notice and cure period, then the Secured Party shall have the following rights and remedies:

(a) In addition to all other rights and remedies granted to the Secured Party in this Agreement or in any other Loan Document or by applicable law, the Secured Party shall have all of the rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral). Without limiting the generality of the foregoing, the Secured Party may (i) without demand or notice to any Grantor or any other Person, collect, receive or take possession of the Collateral or any part thereof and for that purpose the Secured Party may enter upon any premises on which the Collateral is located and remove the Collateral therefrom or render it inoperable, and/or (ii) sell, lease, or otherwise dispose of the Collateral, or any part thereof, in one or more parcels at public or private sale or sales, at the Secured Party’s offices or elsewhere, for cash, on credit, or for future delivery, and upon such other terms as the Secured Party may deem commercially reasonable or otherwise as may be permitted by law. The Secured Party shall have the right at any public sale or sales, and, to the extent permitted by applicable law, at any private sale or sales, to bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) and become a purchaser of the Collateral or any part thereof free of any right or equity of redemption on the part of any Grantor, which right or equity of redemption is hereby expressly waived and released by each Grantor. Upon the request of the Secured Party, each Grantor shall assemble the Collateral and make it available to the Secured Party at any place designated by the Secured Party that is reasonably convenient to the Grantors and the Secured Party. Each Grantor agrees that the Secured Party shall be obligated to give at least ten (10) days prior written notice of the time and place of any public sale or of the time after which any private sale may take place and that such notice shall constitute reasonable notice of such matters. The Secured Party shall not be obligated to make any sale of Collateral if it shall determine not to do so, regardless of the fact that notice of sale of Collateral may have been given. The Secured Party may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. The Grantors shall be liable for all reasonable and documented expenses of retaking, holding, preparing for sale, or the like, and all reasonable and documented attorneys’ fees, legal expenses, and other documented costs and expenses incurred by the Secured Party in connection with the collection of the Obligations and the enforcement of the Secured Party’s rights under this Agreement. The Grantors shall remain liable for any deficiency if the Proceeds of any sale or other disposition of the Collateral applied to the Obligations are insufficient to pay the Obligations in full. The Secured Party may apply the Collateral against the Obligations. Each Grantor waives all rights of marshaling, valuation, and appraisal in respect of the Collateral. Any cash held by the Secured Party as Collateral and all cash proceeds received by the Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Secured Party, be held by the Secured Party as collateral for, and then or at any time thereafter applied in whole or in part by the Secured Party against, the Obligations in such order as the Secured Party shall determine in its sole discretion. Any surplus of such cash or cash proceeds and interest accrued thereon, if any, held by the Secured Party and remaining after payment in full of all the Obligations shall be paid over to the Grantors or to whomsoever may be lawfully entitled to receive such surplus; provided that the Secured Party shall have no obligation to invest or otherwise pay interest on any amounts held by it in connection with or pursuant to this Agreement.

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(b) The Secured Party may cause any or all of the Collateral held by it to be transferred into the name of the Secured Party or the name or names of the Secured Party’s nominee or nominees.

(c) The Secured Party may exercise any and all rights and remedies of any Grantor under or in respect of the Collateral, including, without limitation, any and all rights of any Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, any of the Collateral and any and all voting rights and corporate powers in respect of the Collateral. The Grantors shall execute and deliver (or cause to be executed and delivered) to the Secured Party all such proxies and other instruments as the Secured Party may reasonably request for the purpose of enabling the Secured Party to exercise the voting and other rights which it is entitled to exercise pursuant to this clause (c) and to receive the dividends, interest, and other distributions which it is entitled to receive hereunder.

(d) The Secured Party may collect or receive all money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so.

(e) On any sale of the Collateral, the Secured Party is hereby authorized to comply with any limitation or restriction with which compliance is necessary, in the opinion of the Secured Party’s counsel, in order to avoid any violation of applicable law or in order to obtain any required approval of the purchaser or purchasers by any applicable governmental authority.

(f) For purposes of enabling the Secured Party to exercise its rights and remedies under this Section 6.1 and enabling the Secured Party and its successors and assigns to enjoy the full benefits of the Collateral in each case as the Secured Party shall be entitled to exercise its rights and remedies under this Section 6.1, each Grantor hereby grants to the Secured Party an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors and subject to the pre-existing rights of third parties) to use, assign, license, or sublicense any of the intellectual property, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and all computer programs used for the completion or printout thereof and further including in such license such rights of quality control and inspection as are reasonably necessary to prevent the trademarks included in such license from claims of invalidation. This license shall also inure to the benefit of all successors, assigns, and transferees of the Secured Party.

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Section 6.2. Private Sales. Each Grantor recognizes that the Secured Party may be unable to effect a public sale of any or all of the Collateral by reason of certain prohibitions contained in the laws of any jurisdiction outside the United States or in the Securities Act of 1933, as amended from time to time (the “Securities Act”) and applicable state securities laws, but may be compelled to resort to one or more private sales thereof to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such Collateral for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall, to the extent permitted by law, be deemed to have been made in a commercially reasonable manner. The Secured Party shall not be under any obligation to delay a sale of any of the Collateral for the period of time necessary to permit the issuer of such securities to register such securities under the laws of any jurisdiction outside the United States, under the Securities Act, or under any applicable state securities laws, even if such issuer would agree to do so. Each Grantor further agrees to do or cause to be done, to the extent that such Grantor may do so under applicable law, all such other reasonable acts and things as may be necessary to make such sales or resales of any portion or all of the Collateral valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees, or awards of any and all courts, arbitrators, or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at the Grantors’ expense.

ARTICLE VII
Miscellaneous

Section 7.1. No Waiver; Cumulative Remedies. No failure on the part of the Secured Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

Section 7.2. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Grantors and the Secured Party and their respective successors and assigns, except that a Grantor may not assign any of its rights or obligations under this Agreement without the prior written consent of the Secured Party.

Section 7.3. Amendment; Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO. THE PROVISIONS OF THIS AGREEMENT MAY BE AMENDED OR WAIVED ONLY BY AN INSTRUMENT IN WRITING SIGNED BY THE PARTIES HERETO.

Section 7.4. Notices. All notices and other communications provided for in this Agreement shall be given or made in accordance with the Loan Agreement.

Section 7.5. GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. The terms of Sections 9.10, 9.12 and 9.16 of the Loan Agreement with respect to governing law, submission to jurisdiction and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

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Section 7.6. Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

Section 7.7. Survival of Representations and Warranties. All representations and warranties made in this Agreement or in any certificate delivered pursuant hereto shall survive the execution and delivery of this Agreement, and no investigation by the Secured Party shall affect the representations and warranties or the right of the Secured Party to rely upon them.

Section 7.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 7.9. Waiver of Bond. In the event the Secured Party seeks to take possession of any or all of the Collateral by judicial process, the Grantors hereby irrevocably waive any bonds and any surety or security relating thereto that may be required by applicable law as an incident to such possession, and waive any demand for possession prior to the commencement of any such suit or action.

Section 7.10. Severability. Any provision of this Agreement which is determined by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7.11. Termination. If all of the Obligations shall have been paid and performed in full, the Secured Party shall, upon the written request of the Grantors, execute and deliver to the Grantors a proper instrument or instruments acknowledging the release and termination of the security interests created by this Agreement, and shall duly assign and deliver to the Grantors (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Secured Party and has not previously been sold or otherwise applied pursuant to this Agreement. Notwithstanding anything to the contrary contained in this Agreement, if the payment of any amount of the Obligations is rescinded, voided or must otherwise be refunded by the Secured Party upon the insolvency, bankruptcy or reorganization of any Grantor or otherwise for any reason whatsoever, then the security interests created by this Agreement will be automatically reinstated and become automatically effective and in full force and effect, all to the extent that and as though such payment so rescinded, voided or otherwise refunded had never been made and such release and termination of such security interest had never been given.

Section 7.12. Joint and Several Obligations of Grantors. Each of the Grantors is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided under the Loan Agreement, for the mutual benefit, directly and indirectly, of each of the Grantors and in consideration of the undertakings of each of the Grantors to accept joint and several liability for the obligations of each of them. Each of the Grantors jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Grantor with respect to the payment and performance of all of the obligations arising under this Agreement, it being the intention of the parties hereto that all such obligations shall be the joint and several obligations of each of the Grantors without preferences or distinction among them. Notwithstanding any provision to the contrary contained herein, the obligations of each of the Grantors hereunder shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any successor statute or any comparable provisions of any applicable state law

[Remainder of Page Intentionally Blank]

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IN WITNESS WHEREOF, this General Security Agreement has been executed as of the day and year first written above.

GRANTORS:

PERFECT MOMENT LTD.

By:	/s/ Chath Weerasinghe
Name:	Chath Weerasinghe
Title:	Chief Financial and Operations Officer

PERFECT MOMENT USA INC.

By:	/s/ Chath Weerasinghe
Name:	Chath Weerasinghe
Title:	Chief Financial and Operations Officer

[Signature Page to Security Agreement]

SECURED PARTY:

X3 HIGHER MOMENT FUND LLC

By:	/s/ Andrew J. Redleaf
Name:	Andrew J. Redleaf
Title:	Managing Member

[Signature Page to Security Agreement]

Schedule 3.1

Location of Equipment, Fixtures and Inventory; Third Parties in Possession

All of the Equipment, Fixtures, Inventory and other tangible Collateral of the Grantors is located at the Collateral Locations set forth below. The Grantors will supplement this Schedule 3.1 if additional Collateral Locations are added in the future.

Location	Customer name	Existence of Fixtures
21 High Street, Katara Cultural Village,West Bay, Doha, PO Box 75, Qatar	GALERIES LAFAYETTE DOHA (DGL TRADING W.L.L.)	Inventory
Al Soor Street, Al Mirqab, Safat, 13002, Kuwait	HARVEY NICHOLS KUWAIT (MOHAMMED HAMOUD ALSHAYA CO. W.L.L.)	Inventory
Badergasse 2,Kirchberg Tirol, 6365, Austria	GSCHWANTLER (CAP GMBH) : KHITZBUHEL PM STORE	Inventory
Rue de Médran 15, Verbier, 1936, Switzerland	LORENZ BACH VERBIER (BAMOCO AG): VERBIER PM STORE	Inventory
Maison Lorenz Bach,Promenade 81, Gstaad, 3780, Switzerland	LORENZ BACH GSTAAD (BAMOCO AG)	Inventory
Bahnhofstrasse 49, Zermatt, 3920, Switzerland	LORENZ BACH ZERMATT (BAMOCO AG)	Inventory
Six Senses 60 Route des Téléphériques 3963 Crans-Montana, Switzlerand	SIX SENSES CRANS MONTANA (CM MANAGEMENT SA DBA HOTEL SIX SENSES CRANS-MONTANA, SWITZERLAND)	Inventory
7680 Granite Loop Rd., Teton Village WY 83025 USA	Four Seasons - Jacksons Hole	Inventory
Egglistrasse 43, 3780 Gstaad, Switzerland	Club de Luge	Inventory

Schedule 3.2

Office Locations; Fictitious Names

1.	The principal place of business and chief executive office of each Grantor is as follows:

Grantor	Principal Place of Business	Chief Executive Office
Perfect Moment Ltd.	244 5th Ave Ste 1219, New York, NY 10001	244 5th Ave Ste 1219, New York, NY 10001
Perfect Moment USA Inc.	244 5th Ave Ste 1219, New York, NY 10001	244 5th Ave Ste 1219, New York, NY 10001

2.	Additional locations where the Grantors keep books and records or maintain a place of business other than as disclosed on Schedule 3.1:

United House, 9 Pembridge Road, London W11 3JY, UK 1

3.	The Grantors have used the following trade names or fictitious business names within the past 5 years:

None.

4.	The United States Federal Income Tax Identification Number of each Grantor is as follows:

Grantor	Tax Identification Number
Perfect Moment Ltd.	86-1437114
Perfect Moment USA Inc.	99-0781109

1Companies are moving in May, 2026 to 5th Floor, Gramophone Works, 326 Kensal Road, London W10 5BZ

Schedule 3.3

Names and Jurisdiction of Incorporation

Grantor	Jurisdiction
Perfect Moment Ltd.	Delaware
Perfect Moment USA Inc.	Delaware

Schedule 3.8

Intellectual Property Collateral

None.